Exhibit 4.15

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

Execution version

FI N° [***]

Serapis N° [***]

DATED 15 JULY 2024

OSA RDI (IEU)

NYXOAH SA

as the Company

And

THE EUROPEAN INVESTMENT BANK

as the EIB

SYNTHETIC WARRANT AGREEMENT

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

- ii -

1.	DEFINITIONS AND INTERPRETATION	1
2.	NATURE OF THE WARRANTS	5
3.	NUMBER AND GRANT OF WARRANT RIGHTS	6
4.	ANTI-DILUTION PROTECTION	7
5.	EXERCISE	9
6.	WARRANT RIGHTS VALUE	10
7.	CALL OPTION	11
8.	TRANSFER OF WARRANT RIGHTS	12
9.	CONDITION SUBSEQUENT	14
10.	REPRESENTATIONS AND WARRANTIES	14
12.	UNDERTAKINGS	15
13.	TERMINATION	15
14.	FINANCE CONTRACT	15
15.	ASSIGNMENT AND DEED OF ADHERENCE	16
16.	BUSINESS DAYS	17
17.	CERTIFICATES AND DETERMINATIONS	17
18.	AMENDMENT	17
19.	WAIVER	17
20.	RIGHTS AND REMEDIES ARE CUMULATIVE	17
21.	INVALIDITY	17
22.	NO PARTNERSHIP	17
23.	NOTICES	17
24.	COSTS	18
25.	TAXES, DUTIES AND FEES	18
26.	EUR	18
27.	SET-OFF	19
28.	COUNTERPARTS	19
29.	FURTHER ASSURANCE	19
30.	THIRD PARTY RIGHTS	19
31.	NO HARDSHIP	19
32.	ENTIRE AGREEMENT	19
33.	GOVERNING LAW AND JURISDICTION	19
SCHEDULE 1		21
1.	IDENTITY AND SELECTION OF EXPERT	21
2.	DUTIES OF EXPERT	21

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

- iii -

3.	TERMS OF APPOINTMENT OF EXPERT	21
4.	EXPERT REFUSING OR CEASING TO ACT	21
5.	LANGUAGE	21
6.	PARTIES TO PROVIDE INFORMATION AND MAKE SUBMISSIONS	21
7.	EXPERT MAY DETERMINE PROCEDURES	21
8.	CONDUCT OF PARTIES	22
9.	EXPERT NOT ARBITRATOR	22
10.	COSTS OF THE EXPERT	22
SCHEDULE 2		23
SCHEDULE 3		26
SCHEDULE 5		29

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

Execution version

THIS SYNTHETIC WARRANT AGREEMENT (this “Agreement”) is dated 15 July 2024

BETWEEN:

(1)

Nyxoah SA, a limited liability company, having its registered office at Rue Edouard Belin 12 1435 Mont-Saint-Guibert, Belgium, registered with the RLP Brabant-Wallon under number 0817.149.675 (the “Company”);

(2)	The European Investment Bank, having its seat at 98-100 Boulevard Konrad Adenauer, L-2950 Luxembourg (the “EIB”).

WHEREAS:

(A)	The Company is a listed limited liability company incorporated in Belgium.
(B)

The Company’s share capital amounts to EUR 5,904,962.41 and is divided into 34,373,015 shares without nominal value, each representing an equal part of the Company’s share capital. Except 12,625 shares that have recently been issued and for which admission to trading on Euronext Brussels (Belgium) still needs to be requested, all Shares are listed either on Euronext Brussels (Belgium) or the Nasdaq Global Market (United States).

(C)

The EIB has agreed to provide a loan facility to the Company pursuant to the Finance Contract and entry into this Agreement by the Company is a condition precedent to disbursement of each Tranche under the Finance Contract.

(D)

In consideration for the Loan and beside the interest and other amounts payable to the EIB under the Finance Contract and related documents, the EIB shall be entitled to a payment as further described in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions. In this Agreement the following words and expressions will have the following meanings, save where the context requires otherwise:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this agreement, as amended from time to time.

“Amount of the Share Capital Raise” means the amount by which the issued share capital of the Company (including any such increase booked as share premium) is higher than at such relevant date as indicated pursuant to a Share Capital Raise.

“Applicable Law” means all applicable law and regulation which from time to time is binding on the Company.

“Articles” means the articles of association of the Company as amended from time to time.

“Auditors” means the auditors of the Company from time to time.

“Board of Directors” means the board of directors of the Company from time to time.

“Business Day” means a day (other than a Saturday or Sunday) on which the EIB and commercial banks are open for general business in the city of Luxembourg and in Belgium.

“Call Option” means the call option granted by the Warrant Rights Holder to the Company being a right to buy all (but not part of) of the Warrant Rights (and any warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2) (subject to Clause 7 (Call Option)) in accordance with the terms of this Agreement.

1

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

“Call Option Notice” means written notice from the Company to the Warrant Rights Holder in substantially the form set out in Schedule 4 (Call Option Notice).

“Call Option Period” has the meaning ascribed to it in Clause 7.2.

“Call Option Price” has the meaning ascribed to it in Clause 7.4.

“Change-of-Control Event” means:

(a)	any person or group of persons acting in concert gains Control of the Borrower or of any entity directly or ultimately Controlling the Borrower; or
(b)	the Borrower is delisted from both Euronext Brussels and Nasdaq.

“Control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, owning more than 50% (fifty per cent.) of the shares of an entity would constitute Control, and “Controlling” has the corresponding meaning.

“Credit” has the meaning set out in the Finance Contract.

“Deed of Adherence” means a deed of adherence to this Agreement by an intended new holder of Warrant Rights (or warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2) in substantially the form set out in Schedule 5 (Deed of Adherence).

“Directors” means the directors of the Company from time to time.

“Effective Time” has the meaning ascribed to it in Clause 7.2.

“EIB Permitted Transferees” means each of the following entities: an Affiliate of the EIB; or (ii) EIF or (iii) a promotional bank or finance agency controlled by one or more member states of the European Union.

“ESOP Warrants” means any Instruments granted as incentive instruments to directors, managers, employees, advisors.

“EUR” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Exercise Date” has the meaning ascribed to it in Clause 5.2.

“Exercise Notice” has the meaning ascribed to it in Clause 5.2.

“Expert” means an expert appointed in accordance with Schedule 1 (Expert Determination).

“Fair Market Value” means the 20-day volume weighted average of the reported daily volume weighted average price (VWAP) per Share, as reported on Bloomberg, on the regulated stock exchange with the most liquidity on which the Shares are admitted to trading to be determined at the first Business Day following the last day of the relevant 20-day period as referred to in this Agreement.

“Final Determination Date” means the date on which the Warrant Rights Value has been finally determined pursuant to Clause 5.3.

“Finance Contract” means the finance contract (governed by Belgian law) dated 3 July 2024 between the Company, as borrower, and the EIB, as lender, pursuant to which a loan facility of up to EUR 37,500,000 is made available.

“Fully Diluted Share Capital” means, as at the relevant date, the aggregate of all Instruments.

“Group” means the Company and each of the Company’s Subsidiaries from time to time.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

“Holding Company” means, in relation to a person, any entity in respect of which that person is a Subsidiary.

“Instruments” means:

(a)all Shares; and

(b)all Shares capable of being issued and registered by the Company pursuant to the exercise in full of all outstanding rights (whether or not contingent and assuming full performance of any equity-linked or performance-linked rights or instruments) to subscribe for or convert into Shares (including any warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2 under this Agreement); and

(c)all other issued or virtual shares, contractual shares, options, warrants (including the Warrant Rights), restricted stock units (RSUs), pledge rights, participation rights, silent participations, conversion privileges or other rights or instruments which are equity or performance-linked or presently granted to purchase, subscribe for, convert into or otherwise acquire any shares of the Company or other economic participations in the Company.

“Lead Organisation” means the European Union, the United Nations and international standard setting organisations including the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force, the Organisation for Economic Cooperation and Development and the Global Forum on Transparency and Exchange of Information for Tax Purposes and any successor organisations.

“Loan” has the meaning set out in the Finance Contract.

“Main Competitor” means any of [***] (and any of its Subsidiaries) and [***] (and any of its Subsidiaries).

“MAR” means Regulation (EU) no 596/2014 of the European Parliament and the Council of 16 April 2014 on market abuse (market abuse regulation).

“MAR Letter” means the letter sent by the EIB to the Borrower and acknowledged by the Borrower on or about the date hereof relating to the Borrower’s obligation in respect of MAR and in relation to disclosures relating to “Inside Information”.

“Party” means a party to this Agreement.

“Relevant Threshold Amount” has the meaning ascribed to it in Clause 6.2(c).

“Right of First Refusal” means the right (but not the obligation) of the Company or any third parties nominated by the Company (each acting through the Company) to require the Warrant Rights Holder to transfer all (but not part of) the Warrant Rights (and any warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2 under this Agreement) stated in the Right of First Refusal Notice to the Company or the third parties nominated by the Company (as applicable) in accordance with Clause 8.3.

“Right of First Refusal Notice” means a written notice served by the Warrant Rights Holder on the Company stating that the Warrant Rights Holder wishes to transfer one or more Warrant Rights.

“Shareholder” means any person or entity holding, at any time, Shares.

“Share Capital Raise” means an increase in the issued share capital of the Company (including any such increase booked as share premium) through a contribution in cash.

“Shares” means the issued shares of any class in the share capital of the Company or, as applicable, shares of any class in the share capital of the Company to be issued, at any given point in time.

“Strike Price” means, with respect to a Warrant Right, [***]% of the SPa, SPb or SPc applicable to such Warrant Right in accordance with Clause 3 (Number and Grant of Warrant Rights).

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

“Subscription Price” means the subscription of the Warrant Rights by the Warrant Rights Holder without any payment in cash, i.e. EUR 0.00 per Warrant Rights as the Warrant Rights shall be issued and subscribed to for no consideration by the Warrant Rights Holder.

“Subsidiary” means, in relation to a person, an entity of which that person has direct or indirect Control or owns directly or indirectly more than 50% (fifty per cent.) of the voting capital or similar right of ownership.

“Supporting Calculations” means the basis of calculation, assumptions and working papers used to determine the Fair Market Value of any Warrant Right.

“Tranche” has the meaning set out in the Finance Contract.

“Tranche A Warrant Rights” has the meaning ascribed to it in Clause 3.11.1(a).

“Tranche A Warrant Rights Maturity Date” has the meaning ascribed to it in Clause 2.3.

“Tranche B Warrant Rights” has the meaning ascribed to it in Clause 1.1(b).

“Tranche B Warrant Rights Maturity Date” has the meaning ascribed to it in Clause 2.3.

“Tranche C Warrant Rights” has the meaning ascribed to it in Clause 3.11.1(c).

“Tranche C Warrant Rights Maturity Date” has the meaning ascribed to it in Clause 2.3.

“Warrant Right” has the meaning ascribed to it in Clause 2.1.

“Warrant Rights Holder” means:

(a)	the EIB; and
(b)

any person or persons to whom any Warrant Right (or warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2) (and any related rights) is at any time sold, assigned, transferred or otherwise disposed pursuant to Clause 15 (Assignment and Deed of Adherence), and only for so long as each of the foregoing holds any Warrant Rights (or warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2) (and any related rights).

“Warrant Rights Maturity Date” has the meaning ascribed to it in Clause 2.3.

“Warrant Rights Value” has the meaning ascribed to it in Clause 2.1.

1.2	Interpretation. Unless a contrary indication appears, a reference in this Agreement:
(a)	to this Agreement or any other agreement or instrument is a reference to this Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated at any time;
(b)	to clause, paragraph or schedule is, unless stated otherwise, a reference to a clause or paragraph of, or schedule to, this Agreement;
(c)

in a clause or schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that clause or schedule, where that schedule is split into parts, a reference to a paragraph in that part of that schedule;

(d)	to a statute or statutory provision includes a reference to any subordinate legislation and is a reference to:

(i)that statute, statutory provision or subordinate legislation as modified, consolidated, superseded, re-enacted, re-numbered, or replaced (whether with or without modification) from time to time after the date of this Agreement; and

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

(ii)any statute, statutory provision or subordinate legislation which it consolidates, supersedes, re-enacts or replaces (whether with or without modification);

(e)

to a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, state, state agency, institution, foundation or trust (whether or not having a separate legal personality);

(f)

to a Party will be deemed to be a reference to any successor to such Party or to any person or persons to whom that Party assigns or otherwise transfers any or its rights and/or obligations under this Agreement in accordance with this Agreement;

(g)	to the Warrant Rights Holder in the context of any Warrant Right means the person or persons within the definition of “Warrant Rights Holder” who at that time holds or hold that Warrant Right;
(h)	to one gender is a reference to all or any genders, and references to the singular include the plural and vice versa;
(i)

to a legal term for a legal document, court, judicial process, action, remedy, legal status, official or any other legal concept or thing which is specific to a particular jurisdiction shall, in respect of any other jurisdiction, be deemed to be a reference to whatever most closely equates to that legal term in the relevant jurisdiction; and

(j)	to “including” or “includes” does not limit the scope of the meaning of the words preceding it but shall be taken as meaning “including without limitation” or “includes without limitation”.
1.3

Translation of legal terms. In this Agreement Belgian law concepts and legal terms are expressed and described in English terms, not in the original Dutch or French terms. These Belgian law concepts and terms may not be identical to the concepts described by the equivalent English concepts and terms as they exist in the laws of other jurisdictions. Where reference is made in this Agreement to concepts or terms of Belgian law, the meaning of the concepts or terms in the Dutch or French language or under Belgian law shall take precedence over their meaning in English and under foreign laws respectively.

1.4	Schedules. The schedules form part of this Agreement and a reference to “this Agreement” includes its schedules.
1.5	Recitals, index and headings. The recitals, index and headings in this Agreement do not affect its interpretation.
2.	NATURE OF THE WARRANTS
2.1

Warrant Rights. According to this Agreement, the Warrant Rights Holder shall be entitled to the payment of an amount which is equal to a certain portion of the value of the Company calculated in accordance with Clause 6 (Warrant Rights Value) (the “Warrant Rights Value”) following certain events as set out in this Agreement. To such extent, each synthetic warrant granted pursuant to Clause 3 (Number and Grant of Warrant Rights) (the “Warrant Right”) shall, subject to the terms of this Agreement at the time of the exercise of the Warrant Right, economically represent (to the extent provided for in this Agreement) the Fair Market Value of one Share minus the amounts as further set out in Clause 5 (Exercise).

2.2

Contractual payment claim. Each Warrant Right shall at no time confer the right to acquire actual Shares but only a contractual payment claim against the Company representing the value as further set out in this Agreement. Therefore, the Warrant Rights do not constitute any equity or similar participation of the Warrant Rights Holder in the Company, neither as Shareholder, silent shareholder or in any similar way. As opposed to actual Shares, the Warrant Rights do not give any participation, administration, voting, profit sharing, dividend, pre-emption, subscription or other Shareholder rights, unless otherwise set out herein.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

2.3

Duration. The Tranche A Warrant Rights shall have a duration until the 20th anniversary of the date of the disbursement of Tranche A (the “Tranche A Warrant Rights Maturity Date”), the Tranche B Warrant Rights shall have a duration until the 20th anniversary of the date of the disbursement of Tranche B (the “Tranche B Warrant Rights Maturity Date”) and the Tranche C Warrant Rights shall have a duration until the 20th anniversary of the date of the disbursement of Tranche C (the “Tranche C Warrant Rights Maturity Date” and together with the Tranche A Warrant Rights Maturity Date and the Tranche B Warrant Rights Maturity Date, the “Warrant Rights Maturity Date”). The rights to exercise the relevant Warrant Rights shall not become time barred prior to the relevant Warrant Rights Maturity Date.

3.	NUMBER AND GRANT OF WARRANT RIGHTS
3.1	Number. The Company shall hereby grant (subject to Clause 4 (Anti-Dilution Protection)), against the Subscription Price, such number of Warrant Rights to the Warrant Rights Holder as set out below:
(a)	For the Tranche A, a number of Warrant Rights (the “Tranche A Warrant Rights”) calculated according to the following formula, whereby fractions of Tranche A Warrant Rights shall be rounded down:

(i)X = 10,000,000 / (SPa x 2.50); or

(ii)X = 10,000,000 / (SPa x 2.75) if the Amount of the Share Capital Raise on the Disbursement Date of Tranche A is at least EUR 70,000,000 since 1 January 2024; or

(iii)X = 10,000,000 / (SPa x 3.0) if the Amount of the Share Capital Raise on the Disbursement Date of Tranche A is at least EUR 90,000,000 since 1 January 2024,

where:

(i)X means the number of Warrant Rights to be granted to the benefit of Warrant Rights Holder; and

(ii)SPa is EUR 8.54.

(b)	For the Tranche B, a number of Warrant Rights (the “Tranche B Warrant Rights”) calculated according to the following formula, whereby fractions of Tranche B Warrant Rights shall be rounded down:

(i)X = 13,750,000 / (SPb x 2.75); or

(ii)X = 13,750,000 / (SPb x 3.00), if the Amount of the Share Capital Raise on the Disbursement Date of Tranche B is at least EUR [***] since 1 January 2024; or

(iii)X = 13,750,000 / (SPb x 3.25) if the Amount of the Share Capital Raise on the Disbursement Date of Tranche B is at least EUR ]***] since 1 January 2024,

where:

(i)X means the number of Warrant Rights to be granted to the benefit of Warrant Rights Holder; and

(ii)SPb means either:

(1)	if the Amount of the Share Capital Raise on the Disbursement Date of Tranche B is at least EUR [***] as a result of the issuance of new Shares since the Disbursement Date of Tranche A: the average price per new

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

Share issued over that period (excluding any Shares issued pursuant to the exercise of any ESOP Warrants); or

(2)	If limb (1) does not apply: the Fair Market Value of the 20 trading days preceding the Disbursement Date of Tranche B.
(c)	For the Tranche C, a number of Warrant Rights (the “Tranche C Warrant Rights”) calculated according to the following formula, whereby fractions of Tranche C Warrant Rights shall be rounded down:

(i)X = 13,750,000 / (SPc x 4.50); or

(ii)X = 13,750,000 / (SPc x 4.75), if the Amount of the Share Capital Raise on the Disbursement Date of Tranche C is at least EUR [***]since 1 January 2024; or

(iii)X = 13,750,000 / (SPc x 5.00) if the Amount of the Share Capital Raise on the Disbursement Date of Tranche C is at least EUR [***]since 1 January 2024,

where:

(i)X means the number of Warrant Rights to be granted to the benefit of Warrant Rights Holder; and

(ii)SPc means either:

(1)

if the Amount of the Share Capital Raise on the Disbursement Date of Tranche C is at least EUR [***]higher as a result of issuances of new Shares since the Disbursement Date of Tranche B: the average price per new Share issued over that period (excluding any Shares issued pursuant to the exercise of any ESOP Warrants); or

(2)	If limb (1) does not apply: the Fair Market Value of the 20 trading days preceding the Disbursement Date of Tranche C.
3.2

Grant. The Parties agree that the respective number of Warrant Rights shall irrevocably be deemed to be granted upon the disbursement of the respective Loan Tranche in accordance with the terms of the Finance Contract, provided that the Warrant Rights shall carry rights under this Agreement and, thus, can be exercised in accordance with the provisions set out in this Agreement. For the avoidance of doubt, the grant of the Warrant Rights does not require any further payment or other consideration from Warrant Rights Holder other than the disbursement of the respective Loan Tranche, in accordance with the provisions of the Finance Contract.

3.3

Preferential share class. If the Company plans to issue shares of a more preferential share class, the Company shall notify Warrant Rights Holder in writing as soon as reasonably practicable but not later than ten (10) Business Days prior to the date on which such event is to occur, specifying the prospective date of such event and the proposed terms. Warrant Rights Holder shall have the right to elect by written notice to the Company to be economically treated as if the Warrant Rights represent such more preferential share class. The Company shall be obliged, upon Warrant Rights Holder’s request, to agree with Warrant Rights Holder on the necessary amendments to this Agreement to reflect the issuance of the new share class.

4.	ANTI-DILUTION PROTECTION
4.1

Downround protection for Warrant Rights Holder. In case there is any Share Capital Raise resulting from an issuance of new Shares (including but not limited to issuance of Shares pursuant to the conversion of convertible instruments or the exercise of warrants, other than ESOP Warrants and other than to the extent already adjusted for in accordance with paragraph (b) of Clause 4.2):

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

(a)

at an issue price per Share that is lower than SPa (as set out in Clause 3.1(a)), then the number of Tranche A Warrant Rights shall be automatically increased so that the Warrant Rights Holder will hold such number of Tranche A Warrant Rights as it would have held if at the time of the initial grant of the Tranche A Warrant Rights the SPa would have been equal to such lower issue price,

(b)

at an issue price per Share that is lower than SPb (as set out in Clause 3.1(b)), then the number of Tranche B Warrant Rights shall be automatically increased so that the Warrant Rights Holder will hold such number of Tranche B Warrant Rights as it would have held if at the time of the initial grant of the Tranche B Warrant Rights the SPb would have been equal to such lower issue price, and

(c)

at an issue price per Share that is lower than SPc (as set out in Clause 3.1(c)), the number of Tranche C Warrant Rights shall be automatically increased so that the Warrant Rights Holder will hold such number of Tranche C Warrant Rights as it would have held if at the time of the initial grant of the Tranche C Warrant Rights the SPc would have been equal to such lower issue price.

4.2

Warrant Rights Adjustment. Upon the occurrence of a reorganisation or reclassification of the Shares, including any stock-split or reverse stock-split, the number of Warrant Rights in issue shall automatically be adjusted in the same manner as the number of Shares is adjusted pursuant to the reorganisation or reclassification.

4.3

Upround protection for Company. In case there is a Share Capital Raise resulting from an issuance of new Shares (including but not limited to issuance of Shares pursuant to the conversion of convertible instruments or the exercise of warrants, other than ESOP Warrants) at an issue price per Share that is higher than two times the higher of (i) SPa; (ii) SPb; or (iii) SPc (each time as set out in Clause 3.1), then the number of Warrant Rights shall be automatically decreased so that the Warrant Rights Holder will hold such number of Tranche A Warrant Rights, Tranche B Warrant Rights and Tranche C Warrant Rights as it would have held if at the time of the initial grant of such respective Warrant Rights respectively the SPa, the SPb or SPc would have been equal to such higher issue price.

4.4

Exceptions. The downround protection for the Warrant Rights Holder set out in Clause 4.1, the adjustments set out in Clause 4.2 or the upround protection for the Company set out in Clause 4.3 shall not apply to:

(a)	Share Capital Raises in an amount of up to EUR [***] higher since the date of this Agreement;
(b)	Any issuance of Shares for the purpose of financing a payment as set out in Clause 6.3; and
(c)	Any issuance of Shares after:

(i)The last Maturity Date (as defined in the Finance Contract) of the Loan; or

(ii)The Company offered in writing to the Warrant Rights Holder to purchase the Warrant Rights at the higher of (a) the Warrants Rights Value; or (b) 0.5 time the amount disbursed under the Finance Contract at the time of such offer reduced by the Warrant Rights Value already paid in cash pursuant to Clause 6 (Warrant Rights Value), whereby the Company explicitly indicated in writing with such offer that such thresholds are exceeded, and the Warrant Rights Holder declined such offer in writing.

(d)	Any issuance of Shares pursuant to the exercise of any ESOP Warrants.
4.5	Company to notify Warrant Rights Holder. If the Company has done any issuance as set out in Clause 4.1 or 4.3 or any event that would give rise to an adjustment event as set out in Clause

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

4.2, the Company shall notify the Warrant Rights Holder in writing as soon as reasonably practicable but not later than ten (10) Business Days following the date on which such issuance or adjustment event has occurred, specifying the date of the issuance or adjustment event and the terms of it. If the Warrant Rights Holder and the Company cannot agree on the new number of Warrant Rights which will be held by the Warrant Rights Holder pursuant to such issuance or adjustment event, the Expert shall decide about such matter in accordance with the provisions of Schedule 1 (Expert Determination).

4.6	Transfer. Upon a transfer of the Warrant Rights, the anti-dilution protection set out in this Clause 4 shall be deemed transferred jointly with the Warrant Rights.
5.	EXERCISE
5.1

Exercise of Warrant Rights. The Warrant Rights Holder shall be entitled to exercise its Warrant Rights relating to the relevant Tranche and thereby triggering payment by the Company of the Warrant Rights Value relating to the exercised Warrant Rights pursuant to Clause 6 (Warrant Rights Value), against payment of the aggregate Strike Price for the exercised Warrant Rights by the Warrant Rights Holder to the Company (which, for the avoidance of doubt, is already factored into and deducted in the calculation of the Warrant Rights Value pursuant to Clause 6.1(b) so that no wire transfer of such Strike Price will be required in practice), as from the earlier of (i) the Maturity Date (as defined in the Finance Contract) of the respective Tranche to which the relevant Warrant Rights relate; or (ii) the occurrence of any of the following (each a “Trigger Event” and together with (i) an “Exercise Event”):

(a)

A Prepayment Event (as defined in the Finance Contract) or a voluntary prepayment as set out in Clause 4.6 (Voluntary prepayment) of the Finance Contract, regardless of any such payment having been made or deferred or waived by the Warrant Rights Holder; and

(b)	An Event of Default (as defined in the Finance Contract), regardless of any such Event of Default having been waived by the Warrant Rights Holder.

The right to exercise the Warrant Rights pursuant to Clause 5.1 shall terminate on the relevant Warrant Rights Maturity Date.

5.2

Notification and Exercise Notice. To the extent not prohibited under MAR or other applicable laws, the Company shall immediately notify the Warrant Rights Holder in writing about the occurrence of an Exercise Event. Once notified, such notification shall be irrevocable except with the consent of the Warrant Rights Holder. The Warrant Rights Holder may exercise its exercisable Warrant Rights at any time from the receipt of such notice (or after otherwise obtaining knowledge about the occurrence of an Exercise Event) in whole or in part by notifying the Company in writing substantially in the form as attached as Schedule 2 (Form of Exercise Notice) (“Exercise Notice” and the date of receipt of such Exercise Notice being the “Exercise Date”). In the Exercise Notice, the Warrant Rights Holder shall specify the amount of the Warrant Rights Value, including the Fair Market Value together with the basis of calculation used to determine Fair Market Value.

5.3

Objection procedure. The Company shall within ten (10) Business Days from such Exercise Notice agree or dispute the Warrant Rights Holder’s calculation of the Fair Market Value. If by the end of such period:

(a)

the Company has not delivered a notice in writing to the Warrant Rights Holder disputing the Warrant Rights Value, the Company shall be deemed to have agreed the Warrant Rights Value in the Exercise Notice and the Exercise Notice shall automatically become final and binding on the Parties; or

(b)

the Company has delivered a notice in writing to the Warrant Rights Holder disputing the Warrant Rights Value and the Parties fail to agree on a Warrant Rights Value, either or both of the Warrant Rights Holder and the Company shall refer the matter to the Expert, who shall decide about such matter in accordance with the provisions of Schedule 1 (Expert Determination).

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

6.	WARRANT RIGHTS VALUE
6.1	Calculation of the Warrant Rights Value. The Warrant Rights Value shall be calculated as follows:
(a)	the Fair Market Value of a Share on the Exercise Date multiplied by the outstanding number of exercised Warrant Right; minus
(b)	the sum of:

(i)the Strike Price per Tranche A Warrant Right multiplied by the number of exercised Tranche A Warrant Rights;

(ii)the Strike Price per Tranche B Warrant Right multiplied by the number of exercised Tranche B Warrant Rights; and

(iii)the Strike Price per Tranche C Warrant Right multiplied by the number of exercised Tranche C Warrant Rights.

6.2

Option to issue warrants. At the discretion of the Company, the Company can notify the Warrant Rights Holder within ten (10) Business Days from the Final Determination Date that it elects to replace the payment in cash of the Warrant Rights Value pursuant to Clause 6.1 by issuing warrants (inschrijvingsrechten/droits de souscription) to the Warrant Rights Holder or such third party recipient nominated by the Warrant Rights Holder (subject to the last paragraph of this Clause 6.2), for such portion of the Warrant Rights Value exceeding:

(a)	EUR [***], if only Tranche A has been disbursed on the Exercise Date;
(b)	EUR [***], if only Tranche A and Tranche B have been disbursed on the Exercise Date; or
(c)	EUR [***], if Tranche A, Tranche B and Tranche C have been disbursed on the Exercise Date,

(each such amount, as applicable, the “Relevant Threshold Amount”).

Such replacement shall occur at a 1:1 ratio of Warrant Right to warrant and applying the same Strike Price as for such Warrant Right that the Company has opted to replace. Any warrant issued pursuant to this Clause 6.2 shall be issued and registered in the relevant Company register within 2 (two) months from the notification set out in this Clause 6.2 and shall have a minimum exercise period of 5 (five) years as from their issuance to the Warrant Rights Holder. For the avoidance of doubt, if no warrants (inschrijvingsrechten/droits de souscription) are issued within such period, the Company shall pay all amounts due in cash.

The transfer restrictions set out in Clause 8 shall apply mutatis mutandis in relation to the nomination by the Warrant Rights Holder of a third party recipient for the warrants as referred to in the first paragraph of this Clause 6.2 and is being understood that the issuance of warrants to such third party upon instruction of the Warrant Rights Holder shall satisfy and replace in full the Company’s relevant cash payment obligation for the relevant portion of the Warrant Rights Value towards the Warrant Rights Holder.

6.3

Cash payment. Following the Final Determination Date (or at any other later date specified by the Warrant Rights Holder in the Exercise Notice), the Company shall pay the portion of the Warrant Rights Value not exceeding the Relevant Threshold Amount in cash to the relevant bank account indicated by the Warrant Rights Holder or to such bank account of a third-party recipient nominated by the Warrant Rights Holder.

In the absence of the Company opting for the issue of warrants pursuant to Clause 6.2 or when the Company opted for such issue of warrants but fails to obtain approval therefore from the board of directors of the Company within the framework of the authorized capital or from the shareholders’ meeting within 2 (two) months from the notification set out in Clause 6.2, the first

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

sentence shall also apply to the portion of the Warrants Rights Value exceeding the Relevant Threshold Amount.

Any payment under this Clause 6.3 shall be made as soon as possible and in any case (i) with respect to the portion of the Warrant Rights Value not exceeding the Relevant Threshold Amount, within 20 (twenty) Business Days following the Final Determination Date, and (ii) with respect to the portion of the Warrant Rights Value exceeding the Relevant Threshold Amount, (a) within 20 (twenty) Business Days following the Final Determination Date in the absence of the Company opting for the issue of warrants pursuant to Clause 6.2, or (b) within 10 (ten) Business Days following the expiry of a period of 2 (two) months from the notification set out in Clause 6.2 when the Company opted for the issue of warrants but fails to obtain approval therefore from the board of directors of the Company within the framework of the authorized capital or from the shareholders’ meeting within such 2 (two) months’ period, in each case provided that such payment will not cause:

(a)	the Company’s Auditors issuing an opinion that the Company, following such payment, will no longer be considered a going concern; and
(b)	the cash runway of the Company (defined as cash on balance sheet divided by average monthly cash spent over the last 6 (six) months) to be lower than 12 (twelve) months.

If the Company can not make the required payment in full due to any of the conditions set out in paragraph (a) and (b) being met, the Company can notify the Warrant Rights Holder that it elects to defer payment of the relevant portion of the Warrant Rights Value, it being understood that such remaining portion shall in any event be paid within 3 (three) months following the Final Determination Date.

6.4

Third party payment. The Company can appoint, following approval in writing by the Warrant Rights Holder, a third party to perform the payment set out in Clause 6.3 in name and for the account of the Company. Such appointment by the Company and such approval by the Warrant Rights Holder shall not release the Company from its payment obligation under Clause 6.3 and the Company shall remain jointly and severally liable with such third party for the payment.

7.	CALL OPTION
7.1

Grant. The Warrant Rights Holder irrevocably grants to the Company (or the third parties nominated by the Company and acting through the Company, as the case may be) the Call Option on the terms of this Agreement.

7.2

Exercise. The Call Option shall be exercisable by the Company (or by third parties nominated by the Company and acting through the Company) in respect of all (but not part of) of the Warrant Rights (and any warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2) at any time during the Call Option Period (as defined below), provided that (i) no Exercise Notice served in accordance with Clause 5 (Exercise) is outstanding, and (ii) unless the Warrant Rights Holder agrees otherwise, any exercise of the Call Option shall be conditional and the Warrants Rights Holder shall only be obliged to effectively transfer the Warrant Rights (and any warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2) pursuant to the exercise of the Call Option provided that and from the date of announcement of the definitive results of the public offer making clear that the third party launching the public offer will acquire direct or indirect ownership of more than 50% of the voting rights in the Company (or from the moment the Warrant Holder has waived this condition (ii) in writing) (the “Effective Time”).

The Call Option Period means the period:

(a)	commencing on the date of announcement of a public offer for all Shares and other securities of the Company from a third party; and
(b)

ending on the earlier of (i) the date of the announcement by the proposed acquirer in the public offer that such proposed acquirer shall no longer pursue the public offer, and (ii) 2 (two) months from the announcement of the public offer referred to in limb 7.2(a).

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

Immediately following the public announcement of such public offer, the Company shall give notice of the public offer to the Warrant Rights Holder (i) specifying the number of Shares (or Instruments) proposed to be acquired; (ii) naming the potential buyer; and (iii) specifying the price and terms of such proposed offer.

7.3

Call Option Notice. The Call Option can be exercised by the Company (or by third parties nominated by the Company and acting through the Company) serving upon the Warrant Rights Holder a Call Option Notice which upon being served is irrevocable except with the consent of the Warrant Rights Holder.

7.4

Call Option Price. The Company shall specify the consideration for the Warrant Rights and warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2 subject to the Call Option in the Call Option Notice (along with the supporting calculations), such consideration being the higher of (the “Call Option Price”):

(a)

the Warrants Rights Value pursuant to Clause 6 (Warrant Rights Value) of the Warrant Rights and warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2 subject to the Call Option (and provided the reference period for which the Fair Market Value is calculated shall commence on the fifth day following the public announcement of the public takeover); or

(b)

0.5 time the amount disbursed by the Warrant Rights Holder to the Company at the date of the Call Option Notice, reduced by the Warrant Rights Value already paid in cash pursuant to Clause 6 (Warrant Rights Value).

7.5

Objection procedure. The Warrant Rights Holder shall have 10 (ten) Business Days from delivery of the Call Option Notice to agree or dispute the Company’s calculation of the Call Option Price. If by the end of such period:

(a)

the Warrant Rights Holder has not delivered a notice in writing to the Company disputing the Call Option Price, the Warrant Rights Holder shall be deemed to have agreed the Call Option Price in respect of the Warrant Rights and warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2 (if any) specified in the Call Option Notice, and the Call Option Notice shall automatically become final and binding on the Parties; or

(b)

to the extent that the Warrant Rights Holder has delivered a notice in writing to the Company disputing the Call Option Price and the Parties fail to agree on a Call Option Price, either or both of the Warrant Rights Holder and the Company shall refer the matter to the Expert, who shall decide about such matter in accordance with the provisions of Schedule 1 (Expert Determination).

7.6

Payment. Within 10 (ten) Business Days of the Call Option Notice becoming final and binding in accordance with this Clause 7 (Call Option) but not earlier than the Effective Time, the Company (or, if applicable, the relevant third parties nominated by the Company and acting through the Company) must pay the Call Option Price in respect of the Warrant Rights and warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2 (if any) in cash by electronic transfer of funds for same day value to such bank account as the Warrant Rights Holder has specified, whereupon the Warrant Rights and warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2 (if any) will be transferred to the Company (or, if applicable, the relevant third parties nominated by the Company).

8.	TRANSFER OF WARRANT RIGHTS
8.1

Principle. The Warrant Rights Holder may freely assign and transfer some or all Warrant Rights, or warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2, to a third party other than any Main Competitor of the Company (the “Acquirer”). The transferred Warrant Rights (and, if applicable, the transferred warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2) can be exercised by the Acquirer in accordance with this Agreement and the Acquirer assumes all rights and obligations under this Agreement in respect of such transferred Warrant Rights.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

8.2

Time restriction. The Warrant Rights Holder shall not transfer any of the Warrant Rights and shall not transfer any of the warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2 prior to the Maturity Date of Tranche A, other than (i) to an Affiliate; or (ii) upon or following the occurrence of a Trigger Event.

8.3

Right of First Refusal. The Company or any third parties nominated by the Company shall have the right of first refusal with regard to any Warrant Rights and any warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2 to be transferred as follows:

(a)

Prior to the transfer of Warrant Rights (or, if applicable, warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2), the Warrant Rights Holder shall deliver a Right of First Refusal Notice to the Company following which the Company (or the third party nominated by the Company and acting through the Company) shall have a Right of First Refusal in relation to the Warrant Rights (or, if applicable, warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2) to be transferred, and may acquire them pursuant to this Clause 8.3 against payment to the Warrant Rights Holder of the purchase price offered for the Warrant Rights (or, if applicable, warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2) by one or several third parties (the “Warrant Rights Sale Price”) and all taxes, fees, costs and expenses incurred by the Warrant Rights Holder in connection with such transfer if not included in the sale price.

(b)

Within 20 (twenty) Business Days of the Right of First Refusal Notice being served on the Company, the Company or, if applicable, the third parties nominated by the Company (each such third party acting through the Company) may exercise their Right of First Refusal by written notice to the Warrant Rights Holder.

(c)

If more than one of the third parties nominated by the Company exercised their Right of First Refusal, the Warrant Rights (and, if applicable, warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2) indicated in the Right of First Refusal Notice shall be divided between all such exercising third parties in accordance with the allocation among such third parties as specified in the written exercise notice referred to in Clause 8.3(b).

(d)

Within 10 (ten) Business Days of the Warrant Rights Holder notifying the Company in writing of a successful exercise of the Right of First Refusal by the Company or any third parties nominated by the Company, such person(s) shall pay their respective portions (having regard to the pro rata stipulated in Clause 8.3(c), if applicable) of the Warrant Rights Sale Price and all taxes, fees, costs and expenses incurred by the Warrant Rights Holder in connection with such transfer, if not included in the Warrant Rights Sale Price, in cash, by electronic transfer of funds for same day value, to such bank account as the Warrant Rights Holder specifies in the Right of First Refusal Notice.

(e)

Upon receipt of all amounts to be paid to the Warrant Rights Holder in accordance with Clause 8.3(d), the Warrant Rights Holder shall transfer the relevant Warrant Rights (or, if applicable, warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2) to the relevant transferee, having regard to the pro rata stipulated in Clause 8.3(c), if applicable. In relation to the Warrant Rights (or, if applicable, the warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2) so transferred, no representations or warranties whatsoever shall be made by the Warrant Rights Holder.

(f)

If neither the Company, nor any third party nominated by the Company nor any Shareholder exercised the Right of First Refusal or any of the relevant transferee(s) do not make the payment in accordance with, and within the time-frame set out in Clause 8.3(d) above, the Warrant Rights Holder may proceed with the initially envisaged transfer to the relevant third party.

(g)

If the Warrant Rights Holder has exercised the Warrant Rights pursuant to Clause 5.1 in relation to any Warrant Right and the Warrant Rights Value is not, for whatever reason, paid to the Warrant Rights Holder in accordance with, and within the time frame set out in, Clause 6 (Warrant Rights Value), neither the Company nor a third party nominated by the Company nor the Shareholders will be entitled to a Right of First Refusal and a

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

transfer of Warrant Rights (or, if applicable, warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2) can be made by the Warrant Rights Holder without compliance with any of the conditions set out in this Clause 8.3. For the avoidance of doubt, a transfer as described in this Clause shall be without prejudice to any remedies the Warrant Rights Holder may otherwise have in respect of the Company’s breach of its obligation to pay the Warrant Rights Value.

This Right of First Refusal shall not apply to transfers where the transferee is (i) the EIB; (ii) an Affiliate of the EIB; (iii) a promotional bank or finance agency set up by one or more member states of the European Union; or (iv) any transferee of the Loan (in parts or in total).

9.	CONDITION SUBSEQUENT

The Company shall procure that a copy of the resolutions of the Shareholders of the Company validly approving Clause 5 (Exercise) and any other provision in this Agreement granting rights to third parties which could significantly affect the Company’s assets or could impose an obligation on the Company where in each case the exercise of those rights is dependent on the occurrence of a public take-over bid or a change of control, in accordance with article 7:151 of the Belgian Companies and Associations Code, is obtained together with evidence that an extract of these resolutions has been filed with the clerk of the relevant enterprise court in accordance with article 7:151 of the Belgian Companies and Associations Code no later than the date falling six months after the date of this Agreement (or, if earlier, 2 (two) months after the first shareholders’ meeting of the Company which is convened after the date of this Agreement).

10.	REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Warrant Rights Holder on the date of this Agreement and, with respect to those representations and warranties indicated as “Repeating”, on 1 January and 1 July each subsequent year and until its termination, that:

(a)	The Company:
(i)

has full legal capacity and authority to execute, undertake and comply with its obligations under this Agreement, and to carry out all actions required from it in connection with the creation and delivery of the Warrant Rights and the satisfaction of all rights of the Warrant Rights Holder pursuant to this Agreement (Repeating);

(ii)

at such time as any Warrant Right is exercised, will have full legal capacity and authority to carry out all actions required from it in connection with the Warrant Rights Value set out in Clause 6 in accordance with Applicable Law, the Articles and any other applicable corporate documents or shareholder resolutions (Repeating);

(iii)	is duly incorporated and validly existing under the law of its jurisdiction to carry out its own business, trade and ordinary activity (Repeating);
(iv)	has its corporate seat and principal place of management in an Eligible Territory (as defined in the Finance Contract) (Repeating);
(v)	has granted no Instruments other than those described in Fully Diluted Share Capital of the Company as of the date of this Agreement as per Schedule 3 (Capitalisation Table);
(vi)

has obtained all necessary consents and approvals in connection with the execution, delivery and performance of this Agreement and in order to lawfully comply with its obligations thereunder and all such consents and approvals are in full force and effect and are admissible in evidence (Repeating);

(vii)

does not breach any of its constitutional documents, bylaws or any applicable law, statute, rule or regulation, or any judgement, decree or permit binding on it or on its assets by entering into this Agreement; and

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

(viii)	does not breach any agreement or other instrument binding upon it by entering into this Agreement;
(b)	The Company is not:
(i)

incorporated or established in (1) a jurisdiction classified by any Lead Organisation as being weakly regulated and/or weakly supervised and/or non-transparent and/or uncooperative or any equivalent classification used by any Lead Organisation, in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices, and/or (2) a jurisdiction that is blacklisted by any Lead Organisation in connection with such activities (Repeating); or

(ii)	insolvent, over-indebted or subject to a court-ordered restructuring procedure, nor is such insolvency, over-indebtedness or procedure threatened against it (Repeating);
(c)	the capitalisation table set out in Schedule 3 (Capitalisation Table) is true, correct and complete and reflects the Fully Diluted Share Capital of the Company as of the date of this Agreement.
12.	UNDERTAKINGS
12.1	Positive undertakings by the Company. The Company undertakes to the Warrant Rights Holder to:
(a)

take all acts at its own initiative or upon reasonable request from the Warrant Rights Holder in order to implement or facilitate any of the transactions contemplated in this Agreement, in particular for:

(i)	granting the Warrant Rights Holder’s rights under this Agreement;
(ii)	granting the Warrant Rights; and
(iii)	pay the Warrant Rights Value to the Warrant Rights Holder pursuant to Clause 6 (Warrant Rights Value); and
(b)	notify the Warrant Rights Holder within ten (10) Business Days of the occurrence of any issue of Instruments;
(c)	notify the Warrant Rights Holder as soon as reasonably practicable and in any case within ten (10) Business Days of the occurrence of any amendments to the Articles;
(d)

promptly inform the Warrant Rights Holder if at any time it becomes aware of the illicit origin (including products of money laundering or linked to the financing of terrorism) of any funds invested in the Company or an Affiliate.

12.2

Negative undertaking by the Company. For so long as any Warrant Rights remain exercisable or outstanding, the Company shall not, except with the written consent of the Warrant Rights Holder take any action that may result in any Warrant Rights not being exercisable;

13.	TERMINATION

This Agreement ceases to have effect when the Warrant Rights Holder has exercised all of the Warrant Rights and received full payment in cash in accordance with Clause 6 (Warrant Rights Value), or when all the Warrant Rights have been cancelled or have expired, in each case in accordance with the terms of this Agreement.

14.	FINANCE CONTRACT

Solely for the benefit of the EIB and EIB Permitted Transferees (and not for any other Warrant Right Holder), the following provisions of the Finance Contract are deemed incorporated in this Agreement by reference (except to the extent expressly modified herein) with the same force

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

and effect as though fully set forth herein, regardless of whether the Finance Contract is in force, regardless of whether there is any amount outstanding under the Finance Contract, and regardless of whether the Credit is available:

(a)	Paragraph (a) of Article 6 (Borrower undertakings and representations) of the Finance Contract, save that the references to the Borrower shall be deemed to be references to the Company;
(b)	Paragraph (b) of Article 6 (Borrower undertakings and representations) of the Finance Contract, save that:
(i)

the Repeating Representations as defined in the Finance Contract only include the representations set out in Paragraph 1 (Authorisations and Binding Obligations), Paragraph 3 (No proceedings) and Paragraph 6 (Anti-Corruption) of Schedule G (Representations and Warranties) of the Finance Contract; and

(ii)	such Repeating Representations are deemed to be made by the Company on 1 January and 1 July of each year; and
(c)

Paragraph (c) of Article 6 (Borrower undertakings and representations) of the Finance Contract, save that the undertakings of the Finance Contract which are deemed incorporated by reference in this Agreement and which the Company shall therefore undertake include all undertakings in Schedule I (Information and Visits) but only the following undertakings in Schedule H (General Undertakings):

(i)	Paragraph 2 (Completion of Investment),
(ii)	Paragraph 3 (Procurement procedure),
(iii)	Paragraph 4 (Compliance with laws),
(iv)	Paragraph 5 (Environment and Social Matters),
(v)	Paragraph 6 (Integrity),
(vi)	Paragraph 10 (Change in business),
(vii)	Paragraph 11 (Merger),
(viii)	Paragraph 12 (Books and records), and
(ix)	Paragraph 22 (Maintenance of Status).
15.	ASSIGNMENT AND DEED OF ADHERENCE
15.1

Assignment subject to conditions. Except as provided in Clause 8 (Transfer of Warrant Rights) and in this Clause 15 (Assignment and Deed of Adherence), or where otherwise consented to by the Parties in writing, no Party may assign, transfer, charge or deal in any other manner with any of its rights or obligations under this Agreement. No transfer shall occur until the Warrant Rights Holder is satisfied that the new holder of such rights and obligations is not an entity incorporated or located in a country which is a jurisdiction blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud, tax evasion or harmful tax practices, as such blacklist may be amended from time to time.

15.2

Assignment by the Warrant Rights Holder. Subject to Clause 8 (Transfer of Warrant Rights), the Warrant Rights Holder may sell, assign, transfer or otherwise dispose of that Warrant Right (or warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2) to any person or persons and/or all or any of its rights and/or obligations under this Agreement relating to that Warrant Right (or warrant issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2). The transferee of the Warrant Rights (or warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2)

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

shall be required to execute a Deed of Adherence and the transfer by the Warrant Rights Holder shall not occur until a Deed of Adherence has been executed. As from the effectiveness of the transfer such transferee shall be considered as a Warrant Rights Holder and Party to this Agreement for all purpose of this Agreement.

16.	BUSINESS DAYS

Any payment under this Agreement which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

17.	CERTIFICATES AND DETERMINATIONS

Any certification or determination by the Warrant Rights Holder of an amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

18.	AMENDMENT

Any amendment to this Agreement shall be made in writing and shall be signed by all Parties.

19.	WAIVER

Failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

20.	RIGHTS AND REMEDIES ARE CUMULATIVE

The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

21.	INVALIDITY

If, at any time, any term of this Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or the effectiveness in any other respect of this Agreement in that jurisdiction; or
(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement or the effectiveness of this Agreement under the laws of such other jurisdictions.
22.	NO PARTNERSHIP

Nothing in this Agreement constitutes a partnership between the Parties or constitutes any Party as agent of another Party for any purpose whatever and no Party has the authority or power to bind any other or to contract in the name of or create liability against another Party in any way or for any purpose.

23.	NOTICES
23.1

Contact details. Notices and other communications given under this Agreement addressed to a Party shall be made to the address or e-mail address as set out below, or to such other address or e-mail address as a Party previously notifies to the other Parties in writing:

(a)	For the EIB:

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

Attention:	[***]
Address:	100 boulevard Konrad Adenauer L-2950 Luxembourg
Email address:	[***]

(b)	For the Company:
Attention:	Legal + Finance
Address:	Rue Edouard Bélin 12 1435 Mont-Saint-Guibert Belgium
Email address:	[***]

(c)

For any Warrant Rights Holder other than the EIB, such address, attention and e-mail address as that Warrant Rights Holder may notify to the other Parties. The above address, attention and e-mail address under notice provisions (b) and (c) may be used by that Warrant Rights Holder to notify the other Parties.

23.2	Language for notices. Any notice or other communication given under this Agreement must be in writing and in the English language.
23.3

Notices setting deadlines. Notices and other communications, for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery or registered letter with acknowledgement of receipt. Such notices and communications shall be deemed to have been received by the relevant Party on the date of delivery.

23.4	Other notices. Other notices and communications may be made may be made by hand delivery, registered letter, or e-mail.
23.5

Notices by e-mail. Without affecting the validity of any notice delivered by e-mail according to the paragraphs above, a copy of each notice delivered by e-mail shall also be sent by letter to the relevant Party on the next following Business Day at the latest.

23.6

Evidence of signing authority. Notices issued by the Company pursuant to any provision of this Agreement shall, where required by the Warrant Rights Holder, be delivered to the Warrant Rights Holder together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Company and the authenticated specimen signature of such person or persons.

24.	COSTS
24.1

Company to bear costs. The Company shall bear the costs and expenses of the Warrant Rights Holder in relation to the preparation, negotiation, execution, implementation, enforcement and termination of this Agreement or any ancillary documents, as well as any subsequent amendments, supplements or waivers of or to this Agreement or any ancillary document, including the costs of any legal, accountancy and other advisors and any exchange charges incurred.

25.	TAXES, DUTIES AND FEES
25.1

Company to pay all taxes. The Company shall pay all taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the creation, preparation, execution, implementation, perfection, registration, enforcement, amendment (including supplements and waivers) or termination of this Agreement or any ancillary document, including in connection with the exercise of the Warrant Rights as set out under this Agreement but excluding in connection with a transfer of the Warrant Rights to a third party.

25.2

Company to gross up. The Company shall pay all amounts due under this Agreement gross without any withholding or deduction of any national or local impositions whatsoever, provided that if any such withholding or deduction is required by law or by an agreement with a

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

governmental authority or otherwise, the Company will gross up the payment to the Warrant Rights Holder so that after withholding or deduction, the net amount received by the Warrant Rights Holder is equivalent to the sum due.

26.	EUR

Payments to be made by the Company shall be made in EUR, unless otherwise agreed in writing with the Warrant Rights Holder.

27.	SET-OFF
27.1	No set-off by the Company. All payments to be made by the Company under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
27.2

Set-off by Warrant Rights Holder. A Warrant Rights Holder may set off any matured obligation due from the Company (to the extent beneficially owned by that Warrant Rights Holder) against any matured obligation owed by that Warrant Rights Holder to the Company (including, without limitation, the Strike Price), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Warrant Rights Holder may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Warrant Rights Holder may set off in an amount estimated by it in good faith to be the amount of that obligation.

28.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

29.	FURTHER ASSURANCE

The Company shall, at its cost, execute all documents and do all acts and things as the Warrant Rights Holder might reasonably consider necessary or desirable for the purpose of giving the Warrant Rights Holder the full benefit of all the provisions of this Agreement.

30.	THIRD PARTY RIGHTS

A person who is not a Party is not entitled to any right under this Agreement, except for Clause 7 and Clause 8.3 in respect of such third parties nominated by the Company.

31.	NO HARDSHIP

The provisions of article 5.74 of the Belgian Civil Code shall not apply to the parties’ obligations under this Agreement and the other Finance Documents. The parties waive any rights they may have under article 5.74 of the Belgian Civil Code and shall not be entitled to make any claim under such article 5.74 with respect to this Agreement and the other Finance Documents.

32.	ENTIRE AGREEMENT

This Agreement (together with the MAR Letter) constitutes the entire agreement between Parties in relation to the grant of the Warrant Rights, and supersedes any previous agreement, whether express or implied, on the same matter.

33.	GOVERNING LAW AND JURISDICTION
33.1	Governing law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Belgium.
33.2

Jurisdiction. The Parties agree that the courts of Brussels shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise in any way whatsoever out of or in connection with this Agreement (including without limitation claims for set-off or

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

counterclaim) or the legal relationships established by this Agreement (a “Dispute”) and, accordingly, that they will not argue to the contrary.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

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SCHEDULE 1

Expert Determination

1.IDENTITY AND SELECTION OF EXPERT

The Expert will be an independent, international and leading investment bank, leading specialised calculation agency firm or a leading global firm of accountants as jointly appointed by the Parties.

If the Parties fail to agree on an Expert within 15 (fifteen) Business Days of a proposed referral to the Expert, the Warrant Rights Holder will be entitled to appoint the Expert among one of the “big four” global audit forms (i.e. PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte) which is in compliance with the Warrant Rights Holder’s compliance and procurement requirements at such time.

2.DUTIES OF EXPERT

The Expert will:

(a)determine (as appropriate) (i) the new number of Warrant Rights which will be held by the Warrant Rights Holder pursuant to an issuance as set out in Clause 4.1, Clause 4.2 or Clause 4.3 pursuant to Clause 4.5; (ii) the Fair Market Value underlying the Warrant Rights Value pursuant to Clause 5.3; and (iii) the Call Option Price, pursuant to Clause 7.5, for limb (ii) and (iii) on the basis of the Fair Market Value; and

(b)within 15 (fifteen) Business Days of the matter being referred to it, give written notice of its determination to the Parties (the “Expert’s Certificate”), together with a written explanation setting out in reasonable detail the basis and methods used for the purposes of the calculations performed under the previous subparagraph.

3.TERMS OF APPOINTMENT OF EXPERT

The Parties shall co-operate with each other and shall take all reasonable action as is necessary to ensure that the terms of appointment of the Expert will enable the Expert to give effect to and act in accordance with the provisions of this schedule.

4.EXPERT REFUSING OR CEASING TO ACT

If the Expert is unable for whatever reason to act, or does not deliver the decision within the time required by paragraph 2(b) (Duties of Expert), the Company and the Warrant Rights Holder shall appoint a replacement expert in accordance with paragraph 1 (Identity and selection of Expert) of this Schedule 1 (Expert Determination).

5.LANGUAGE

All matters under this schedule will be conducted, and the Expert’s decision will be written, in the English language.

6.PARTIES TO PROVIDE INFORMATION AND MAKE SUBMISSIONS

The Parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such information, assistance and documents necessary or as the Expert reasonably requires for the purpose of reaching a decision subject to the Expert agreeing to give such confidentiality undertakings as the Parties may reasonably require.

Any information disclosed to the Expert by the Company, or any person for or on behalf the Company shall also be disclosed simultaneously to the Warrant Rights Holder (subject to compliance with MAR).

7.EXPERT MAY DETERMINE PROCEDURES

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

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To the extent not provided for by this schedule, the Expert may, in its reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist it in reaching its determination.

8.CONDUCT OF PARTIES

The Parties shall promptly take all such reasonable action which is necessary to give effect to the terms of this schedule.

9.EXPERT NOT ARBITRATOR

The Expert will act as an expert and not as an arbitrator. The Expert will determine any dispute arising in connection with the provisions of this schedule, its jurisdiction to determine the matters and issues referred to it, or its terms of reference. The Expert’s written decision on the matters referred to it will be final and binding in the absence of manifest error or fraud.

10.COSTS OF THE EXPERT

The Expert’s fees and any costs properly incurred by it in arriving at its determination (including any fees and costs of any advisers appointed by the Expert) will be paid equally to the Expert by the Company and the Warrant Rights Holder. Subsequently, the Company will reimburse to the Warrant Rights Holder the relevant Expert’s fees and costs paid by it at the time of the settlement of the Warrant Rights Value.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

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SCHEDULE 2

Form of Exercise Notice

From:European Investment Bank

98-100 Boulevard Konrad Adenauer

L-2950 Luxembourg

To:Nyxoah SA

Rue Edouard Belin 12

1435 Mont-Saint-Guibert

Belgium

FAO: OPS/EGPF/2-DTLS/LSB Synthetic Warrant Agreement between, Nyxoah SA and the European Investment Bank dated [ *** ] (the “Synthetic Warrant Agreement”)

EXERCISE NOTICE

We refer to the Synthetic Warrant Agreement. Capitalised terms used in this Notice have the meanings ascribed to them in the Synthetic Warrant Agreement. We hereby exercise [•] Tranche A Warrant Rights, [•] Tranche B Warrant Rights, and [•] Tranche C Warrant Rights. [if applicable: We will retain [•] Tranche A Warrant Rights, [•] Tranche B Warrant Rights, and [•] Tranche C Warrant Rights which are [not] exercisable as of the date hereof].

Based on a Fair Market Value of EUR [•], this exercise of Warrant Rights results in a Warrant Rights Value of the exercised Warrant Rights in the amount of EUR [•].

Our good faith assessment of Fair Market Value and the Warrant Rights Value is set out in the annexes to this Exercise Notice, where the basis of calculation, assumptions and working papers are shown.

The Warrant Rights Value is due for payment in accordance with Clause 6.3 of the Synthetic Warrant Agreement. [if applicable, add payment schedule]

Please countersign this Exercise Notice to indicate your acceptance of this Exercise Notice and remit the Warrant Rights Value to the following account:

Bank:	[•]
Branch:	[•]
Sort Code:	[•]
Account Number:	[•]
Account name:	[•]
BIC:	[•]
SWIFT:	[•]
IBAN:	[•]
Reference:	Sale of [ ***name of Company***] Warrant Rights

Signed by
for and on behalf of
EUROPEAN INVESTMENT BANK
Full Name
Address

We hereby confirm our agreement to the Exercise Notice becoming final and binding

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

Signed by
for and on behalf of
NYXOAH SA
Full Name
Address

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

ANNEX

Supporting Calculations

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

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SCHEDULE 3

Capitalisation Table

[*** Insert capitalisation table ***]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

Schedule 4

Form of Call Option Notice

To:European Investment Bank

98-100 Boulevard Konrad Adenauer

L-2950 Luxembourg

FAO: OPS/EGPF/2-DTLS/LSB

SYNTHETIC WARRANT AGREEMENT BETWEEN, NYXOAH SA AND THE EUROPEAN INVESTMENT BANK DATED [ *** ] (THE “SYNTHETIC WARRANT AGREEMENT”)

CALL OPTION NOTICE

We refer to the Synthetic Warrant Agreement. Capitalised terms used in this Notice have the meanings ascribed to them in the Synthetic Warrant Agreement.

This letter constitutes a Call Option Notice. You are hereby required to sell all your Warrant Rights and warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2 of the Warrant Agreement in accordance with the provisions of clause 7 (Call Option) of the Synthetic Warrant Agreement.

Our good faith assessment of the number of Warrant Rights (and warrants issued pursuant to the exercise of such Warrant Rights in accordance with Clause 6.2, if applicable) and the Call Option Price, is set out in the annex to this Notice, where the basis of calculation, assumptions and working papers are shown. Accordingly the Call Option Price is EUR [ *** ].

Please countersign this Notice to indicate your acceptance of this Notice and confirm that we may remit the Call Option Price to the following account:

Bank:	[•]
Branch:	[•]
Sort Code:	[•]
Account Number:	[•]
Account name:	[•]
BIC:	[•]
SWIFT:	[•]
IBAN:	[•]
Reference:	Sale of [ ***name of Company***] Warrant Rights

Signed by
for and on behalf of
Nyxoah SA
Full Name
Address

We hereby confirm our agreement to the Call Option Notice becoming final and binding

Signed by
for and on behalf of
EUROPEAN INVESTMENT BANK
Full Name
Address

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

ANNEX

Supporting Calculations

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

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SCHEDULE 5

Deed of adherence

THIS AGREEMENT is made on 20 [ *** ] by the person whose contact details appear in the schedule [(the “New Warrant Rights Holder”)].

WHEREAS:

(A)Pursuant to a Synthetic Warrant Agreement dated [ *** ] between the Company and the Warrant Rights Holder (the “Synthetic Warrant Agreement”) (as those expressions are defined in the Synthetic Warrant Agreement)

Option A: to be used where Warrant Rights are to be transferred and to which [ *** ] (the “Transferor”) is a party [by virtue of a Deed of Adherence dated [•]], the Transferor has agreed to sell and transfer to the New Warrant Rights Holder [[•] Tranche A Warrant Rights, [•] Tranche B Warrant Rights, [•] Tranche C Warrant Rights, and [•] warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2 of the Synthetic Warrant Agreement], conditional upon the New Warrant Rights Holder entering into this Agreement of Adherence.

Option B - to be used when warrants (inschrijvingsrechten/droits de souscription) are to be granted to a third party recipient nominated by the Warrant Rights Holder in accordance with Clause 6.2: the Company will grant [insert number of warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2 of the Synthetic Warrant Agreement] conditional upon the New Warrant Rights Holder entering into this Agreement of Adherence.

(B)The New Warrant Rights Holder wishes to acquire those Warrant Rights and/or warrants issued pursuant to the exercise of Warrant Rights in accordance with Clause 6.2, subject to such condition, and to enter into this Agreement of Adherence pursuant to the Synthetic Warrant Agreement.

THIS AGREEMENT WITNESSES:

(1)

The New Warrant Rights Holder undertakes to and covenants with all the parties to the Synthetic Warrant Agreement from time to time (including any person who enters into a Deed of Adherence pursuant to the Synthetic Warrant Agreement, whether before or after this Agreement is entered into) to comply with the provisions of and to perform all the obligations in the Synthetic Warrant Agreement insofar as they remain to be observed and performed, as if the New Warrant Rights Holder had been an original party to the Synthetic Warrant Agreement.

(2)	Except as expressly varied by this Agreement, the Synthetic Warrant Agreement will continue in full force and effect, and the Synthetic Warrant Agreement will be interpreted accordingly.
(3)

The interpretation provisions and the provisions of Clauses 1 (Definitions and Interpretation), 22 (No partnership), 23 (Notices), 28 (Counterparts), 29 (Further Assurance), 32 (Entire Agreement) and 33 (Governing law and Jurisdiction) of the Synthetic Warrant Agreement apply to this Agreement as if those provisions had been set out expressly in this Agreement, which will take effect from the date set out above.

The schedule

Details of New Warrant Rights Holder

Name	:
Registered number (if a company)	:
Country of incorporation (if a company)	:
Address	:

EXECUTED by the parties
[insert signature blocks]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

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New Warrant Rights Holder

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

Corporate Use

SIGNATURE PAGE TO THE SYNTHETIC WARRANT AGREEMENT

COMPANY

Executed by
Nyxoah SA
acting by:

Name:	Name:
Title:	Title:

EIB

Executed by
The European Investment Bank
acting by:

Name:	Name:
Title:	Title: